Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Jennifer Culter
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9511
kpatterson@websense.com	jculter@websense.com

N E W S  R E L E A S E

Websense Reports Record Billings, Revenue and Net Income for Fourth Quarter and Fiscal Year

Demand for web security drives strong billings performance

SAN DIEGO, January 31, 2006—Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management software, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2005.

Revenue in the fourth quarter was a record $40.1 million, an increase of 27 percent from the fourth quarter of 2004. Fourth quarter net income increased 37 percent from the fourth quarter of 2004, to $11.1 million, or 45 cents per diluted share. For the year, revenue was $148.6 million, an increase of 33 percent from 2004, and net income was $38.8 million, or $1.58 per diluted share, an increase of 48 percent from 2004.

Billings for the fourth quarter were $67.6 million, an increase of 30 percent from the fourth quarter of 2004 and 43 percent from the third quarter of 2005. Billings represent the full amount of subscription contracts billed to customers during the quarter. The difference between billings booked and revenue recognized in the fourth quarter resulted in an increase in deferred revenue of $27.4 million from the end of September, bringing total deferred revenue to a record $179.9 million at the end of December. For the year, billings totaled $196.2 million, an increase of 31 percent from 2004.

“The fourth quarter was a strong finish to a pivotal year for Websense,” said John Carrington, executive chairman of Websense, Inc. “We achieved several major milestones in product development, top-line growth, and profitability during the year. Additionally, in early January 2006, we announced the appointment of Gene Hodges as president and chief executive officer, concluding the succession planning begun by the Board of Directors a year ago. Gene joins Websense at an important juncture in the company’s growth and development, and we believe his experience in the security software industry will prove invaluable going forward.”

“Websense enters 2006 well positioned at the intersection of several important trends in the security industry,” commented Gene Hodges, Websense president and chief executive officer.  “As the threat environment intensifies and the web becomes the delivery vector of choice for criminals worldwide, there is a huge opportunity to deliver automated, proactive web security solutions that are broadly based, simple to administer and timely.” Hodges added, “Websense’s products, combined with a presence at the gateway, network, desktop and remote device and the unique web-scanning capabilities of Websense® Security Labs™, create a technology platform that provides effective protection against web-based threats and reduces the administrative burden on busy IT professionals.  Additionally, through the Websense Web Security Ecosystem™ framework, this platform is highly extensible and capable of integrating new features and technologies to add value to the enterprise security infrastructure.  I look forward to leveraging the company’s unique technologies and leading market position to drive Websense through the next phase of growth.”

Operating Model

For the fourth quarter of 2005, operating income was a record $15.1 million, or approximately 38 percent of revenue, an increase of 30 percent from the fourth quarter of 2004. Cost of revenue, which includes on-going investments in maintaining the company’s URL, application and protocol databases, was seven percent of revenue. Gross margin was 93 percent of revenue, consistent with gross margin levels since early 2002 and company expectations.

During the quarter, the company continued to invest in research and development, spending $4.2 million, or 10 percent of revenue, compared to $3.8 million, or 12 percent of revenue, to enhance the Websense Enterprise® and Websense Web Security Suite™ platforms, develop additional product offerings, increase the number of security platforms integrated with the Websense solution and establish and maintain Websense Security Labs.  In October, the company launched the next generation of its core software application, Websense Enterprise v6.  In addition to powerful new capabilities that address organizations’ security, compliance and productivity requirements, Websense Enterprise Version 6 enables a new remote filtering module and the Websense Enterprise – Corporate Edition™ platform.

Selling and marketing expense was $15.3 million for the quarter, or 38 percent of revenue, compared to $12.1 million or 38 percent of revenue in the fourth quarter of 2004, and reflected investments made in worldwide marketing programs, including the launch of Websense Enterprise Version 6 and new products in October, as well as higher commissions paid on seasonally higher billings. Sales and marketing expense typically increases as a percent of revenue in the fourth quarter, reflecting the seasonal surge in billings associated with year-end purchasing by new customers and renewals and upgrades from existing customers. General and administrative expense was $2.8 million, or seven percent of revenue.

The company ended the fourth quarter of 2005 with $320.4 million in cash and investments, an increase of $33.1 million from the third quarter, and zero debt. During the quarter, the company generated more than $27 million in net operating cash flow. The company also spent approximately $6.5 million to repurchase 100,000 shares of the company’s common stock at an average price of $64.86. To date, Websense has repurchased 1,935,000 shares out of four million shares authorized for repurchase by the Board of Directors.

Recent Business Highlights

In addition to record financial results, business highlights from the fourth quarter included:

•                  Launch of Websense Enterprise Version 6, Websense Enterprise – Corporate Edition, and Remote Filtering™.

•                  The award of a second patent for the company’s flexible web filtering technology.  The patent, entitled “Filtering Techniques for Managing Access to Internet Sites or Other Software Applications,” covers several key areas of competitive differentiation for Websense.

•                  Significant growth in the subscribing seats, with seats under subscription increasing by approximately 1.5 million seats from the prior quarter, to 23.9 million. For the year, the number of seats under subscription increased by 4.1 million seats.

•                  Strong customer renewals, consistent with the recent historical range of 75 to 80 percent. Revenue recognized from renewed business was approximately 65 percent of fourth quarter total revenue, compared with approximately 65 percent in the third quarter of 2005 and approximately 65 percent in the fourth quarter of 2004.

•                  An increase in the number of seats with Websense Enterprise plus one or more add-on products to approximately 60 percent from 58 percent in the third quarter of 2005, and approximately 50 percent in the fourth quarter of 2004.

•                  Security-related billings of approximately 28 percent of total fourth quarter billings, compared to 23 percent in the prior quarter.  For the year, billings for security-related products accounted for 23 percent of total billings compared to approximately 12 percent in 2004.  Security-related products include Websense Web Security Suite, Websense Web Security Suite – Lockdown Edition™, Security Premium Group™, Real Time Security Updates™, Instant Message Attachment Manager™, Client Policy Manager™ and Remote Filtering.

•                  Continued growth outside the United States, with international revenue accounting for 34 percent of total revenue in the quarter, compared to approximately 33 percent in the third quarter of 2005 and approximately 32 percent in the fourth quarter of 2004. For the year, revenue from customers outside the United States contributed 33 percent of the total revenue.

•                  An increase in the average annualized contract value to approximately $9,000, compared to $8,300 in the fourth quarter of 2004, and $8,000 in the third quarter of 2005.

•                  Billings mix of approximately 47 percent one-year subscriptions, compared to 51 percent in the fourth quarter of 2004, and approximately 51 percent in the third quarter of 2005.  The average duration of subscriptions billed during the fourth quarter, based on the total value of fourth quarter billings, was 23.2 months, compared to 22.6 months in the fourth quarter of 2004 and 22.8 months in the third quarter of 2005.  For the past two years, the average subscription duration has ranged between approximately 20 and 23 months, with the fourth quarter typically at the high end of the range and the first quarter typically near the low end of the range due to seasonal purchasing patterns by customers.

•                  Recognition of the company’s outstanding financial performance and leadership position by several publications and industry organizations, including:

•                  Inclusion on the Forbes 200 Best Small Companies List for the second consecutive year.

•                  Inclusion on Deloitte’s 2005 Fast 500 List of the fastest growing technology companies in North America.

•                  Recognition as the Top Internet/Web Commerce company in San Diego at the American Electronics Association annual High Tech Awards.

Additional Corporate Developments

In a separate release, Websense also announced today that its Board of Directors authorized a two-for-one split of the company’s Common Stock, to be effected in the form of a special dividend of one share of the company’s Common Stock for each share outstanding. Websense currently has approximately 24 million shares of Common Stock outstanding, which will increase to approximately 48 million shares after the stock split. The additional shares issued as a result of the stock split will be distributed on or about March 17, 2006 to stockholders of record on February 13, 2006.

First Quarter 2006 Outlook

Websense provides guidance on its anticipated financial performance for the coming quarter based on its assessment of the current business environment and historical seasonal trends in its business. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change. For the first quarter of 2006:

•                  Billings are expected to be in the range of $43 to $44 million.

•                  Subscription revenue is expected to be in the range of $42.5 to $43 million.

•                  Stock-based compensation expense, reported in compliance with FAS 123R, is expected to total approximately $5 million.

•                  GAAP gross margin, including stock-based compensation expense, is expected to be approximately 92 percent of revenue. Non-GAAP gross margin, which excludes stock-based compensation expense, is expected to remain at approximately 93 percent of revenue.

•                  GAAP operating margin, including stock-based compensation expense, is expected to be approximately 24 percent of revenue.  Non-GAAP operating margin, which excludes stock-based compensation expense, is expected to be approximately 35 percent of revenue.

•                  The effective tax rate is expected to be approximately 35 percent.

•                  Based on the above revenue and expense structure, GAAP earnings are expected to be approximately 32 cents per diluted share. Non-GAAP earnings per diluted share, excluding stock-based compensation expense, are expected to be approximately 45 cents.  These expectations exclude the increase in shares outstanding that will result from the two-for-one stock split announced today.

Conference Call

Websense is hosting a conference call and simultaneous webcast today at 4:30 p.m. EST (1:30 pm PST), to discuss these results. To participate in the call, investors should dial (800) 289-0494 (domestic) or (913) 981-5520 (international) 10 minutes prior to the scheduled start of the call. The webcast may be accessed via the internet at www.websense.com/investors. An audio archive of the webcast will be available on the company’s website through March 31, 2006, and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 8104011.

Non-GAAP Financial Measures

This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the fourth quarter of 2005 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to internet use including instant messaging, peer-to-peer, and spyware. By providing usage policy enforcement at the internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimize the use of IT resources and mitigate legal liability for our customers. For more information, visit www.websense.com.

© 2006, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

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This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Tables to follow

Websense, Inc.

Consolidated Income Statements

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Revenue	$40,128	$31,688	$148,636	$111,859

Cost of revenue	2,812	2,301	10,642	7,769

Gross margin	37,316	29,387	137,994	104,090

Operating expenses:
Selling and marketing	15,318	12,145	55,288	42,625
Research and development	4,155	3,832	16,277	14,509
General and administrative	2,775	1,803	11,729	8,200
Total operating expenses	22,248	17,780	83,294	65,334
Income from operations	15,068	11,607	54,700	38,756
Other income, net	1,721	759	5,411	2,226
Income before income taxes	16,789	12,366	60,111	40,982
Provision for income taxes	5,678	4,230	21,343	14,806
Net income	$11,111	$8,136	$38,768	$26,176

Basic net income per share	$0.47	$0.35	$1.63	$1.13
Diluted net income per share	$0.45	$0.33	$1.58	$1.09

Basic common shares	23,812	23,418	23,746	23,080
Diluted common shares	24,597	24,491	24,598	24,114

Financial Data:
Total deferred revenue	$179,925	$132,317	$179,925	$132,317

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$61,629	$38,878
Marketable securities	258,760	204,910
Accounts receivable, net	50,570	44,309
Prepaid income taxes	1,962	3,201
Current portion of deferred income taxes	15,772	8,530
Other current assets	3,467	1,525
Total current assets	392,160	301,353

Property and equipment, net	4,923	3,955
Deferred income taxes, less current portion	6,043	9,523
Deposits and other assets	549	462

Total assets	$403,675	$315,293

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,073	$1,100
Accrued payroll and related benefits	8,476	7,163
Other accrued expenses	5,085	5,011
Income taxes payable	2,305	1,758
Current portion of deferred revenue	119,118	90,686
Total current liabilities	137,057	105,718

Deferred revenue, less current portion	60,807	41,631

Stockholders’ equity:
Common stock	249	235
Additional paid-in capital	198,077	150,447
Treasury stock	(48,340)	—
Retained earnings	56,449	17,681
Accumulated other comprehensive loss	(624)	(419)
Total stockholders’ equity	205,811	167,944

Total liabilities and stockholders’ equity	$403,675	$315,293

Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance September 30, 2005	$152,489
Billings fourth quarter 2005	67,564
Revenue recognized fourth quarter 2005	(40,128)
Deferred revenue balance December 31, 2005	$179,925